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Exhibit 10.1 to Motorola, Inc.'s Form 10-Q
for the period ended September 28, 2002

Description of Future Compensation Arrangements between Motorola, Inc.
and Mike Zafirovski, President and Chief Operating Officer

        The Company originally entered into compensation arrangements with Mr. Zafirovski in April 2000 as an incentive for him to join Motorola. Upon Mr. Zafirovski's election as President and Chief Operating Officer of the Company on July 25, 2002, those arrangements were amended. The compensation arrangements, as amended, provide for the following payments to be made in the future as described below:

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  A guaranteed minimum payment under the Company's Long Range Incentive Plan of $650,000 that will be payable in the year 2003

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  A restricted stock grant effective July 29, 2002 of 500,000 shares of Motorola common stock; the restrictions on all of the restricted stock will lapse on July 29, 2006

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  A restricted stock grant with a face value of $4,000,000 in May 2003; the restrictions on all of the restricted stock will lapse in May 2007

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  A restricted stock grant with a face value of $4,000,000 in May 2006 assuming continued good performance in future years; the restrictions on all of the restricted stock would lapse in May 2010

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  The replacement of Mr. Zafirovski's General Electric SERP benefit that was forfeited at the time of his employment with Motorola in the amount of $4,000,000 as a deferred cash payment that will be payable to Mr. Zafirovski at age 60. The Company will also provide interest quarterly on this amount, at the rate of 7% per annum, from Mr. Zafirovski's start date until he is age 60. In the event of Mr. Zafirovski's death before age 60, the amount credited to his account at the date of death plus any interest accrued from the last day of the preceding calendar quarter to the date of payment, shall be payable to the person or persons that Mr. Zafirovski designates from time to time, or to his estate if no such designation is made. In the event of any other termination of Mr. Zafirovski's employment or a change in control before Mr. Zafirovski reaches age 60, the balance of his account on the date of termination or change in control, plus any interest accrued from the last day of the preceding calendar quarter to the date of payment, will be paid to Mr. Zafirovski in a lump sum.

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  Exhibit 10.1 to Motorola, Inc.'s Form 10-Q for the period ended September 28, 2002